Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption Experts in Registration Statement (Form S-3) and related Prospectus of Digital Video Systems, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 31, 2002, with respect to the consolidated financial statements and schedule of Digital Video Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002.

San Jose, California
February 10, 2003

/s/ Burr, Pilger & Mayer, LLP
 Burr, Pilger & Mayer, LLP